Exhibit 4.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

Amendment No.1

to

Amended and Restated License Agreement PPPS Process

This Amendment No.1 (the “Amendment”) is made and entered into this 16th day of December, 2016 (the “Effective Date”):

BY AND BETWEEN	ProMetic Life Sciences Inc., a corporation existing under the laws of Canada, having a place of business at 440 Armand-Frappier Blvd., Suite 300, Laval, Québec H7V 4B4;

(hereinafter referred to as “Licensor”)

AND	Licensor’s Affiliates named in Exhibit A annexed hereto;

AND	Hematech Biotherapeutics Inc. a corporation existing under the laws of Taiwan, having a place of business located at [***];

(hereinafter referred to as “Licensee”)

(Licensor and Licensee are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas the Parties entered into an Amended and Restated License Agreement PPPS Process dated May 7th, 2012 (the “License Agreement”); and

Whereas Licensor agrees to acquire all of Licensee’s Profit-Sharing Rights and rights to manufacture, market, offer for sale, sell and distribute the [***] Product granted to Licensee under the License Agreement (“Grant-Back Rights”) and Licensee agrees to transfer such Grant-Back Rights to Licensor subject to the terms and conditions set forth in this Amendment;

WHEREAS the Parties now wish to amend the License Agreement for the transfer by Licensee of all Grant-Back Rights to Licensor pursuant to the terms of this Amendment;

NOW, THEREFORE, In consideration of the premises and covenants contained in this Amendment, the Parties hereby agree as follows:

1.	Definitions. All capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the License Agreement.

2.

Mutual Termination of Licensor’s Grant. The Parties hereby agree to mutually terminate the Profit-Sharing rights and the licenses granted to Licensee to develop, manufacture, have developed, have manufactured, market, offer for sale, sell and distribute [***] Product pursuant to Section 2.1 (i), (ii) and (iii) and to grant back all such rights to the Licensor as of the Effective Date pursuant to the terms of this Amendment (“Grant Back of Rights”). This Section 2 shall survive termination or expiration of the License Agreement.

3.	Compensation. As consideration for the Grant Back of Rights to the Licensor, Licensor agrees to:

(a)	Cancel and forego the milestone Payment that was due and payable upon the successful filing of the IND for an [***] Product in the amount of [***];

(b)	Cancel and forego the remaining [***] milestone Payments in the aggregate amount of [***], that would have become due and payable; and

(c)

Issue to the Licensee, within five (5) business days following the Effective Date, the equivalent of US$2,500,000 worth of ProMetic Life Sciences Inc, shares by way of a private placement, the whole subject to TSX approval (the “Shares”).  The number of Shares issued to the Licensee will be calculated based on (i) a share price equal to the five (5)-trading day value weighted average price (“VWAP”) of the Shares for the period preceding the Effective Date, and (ii) the USD:CAD foreign exchange rate published by the Bank of Canada at the close of business on the day preceding the Effective Date; and

(d)

Make royalty payments to Licensee on the Net Sales (as defined hereinafter) of the [***] Product for [***] at a royalty rate of [***] percent ([***]). Such payments shall be due by Licensor until an aggregate amount

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

of [***] has been paid to Licensee. For the purpose of this Section 3 (c), “Net Sales” shall have the meaning ascribed thereto in the License Agreement, on a mutatis mutandis basis, in connection with the gross amount invoiced to Third Parties by Licensee and Resellers for all [***] Product sold, licensed or otherwise disposed of, for [***]. Further, Licensor hereby agrees to pay Licensee the difference, if any, between the aforementioned aggregate [***] and the cumulative aforementioned royalties paid to Licensee by Licensor during the four (4)-year period thereafter, the whole payable within 30 days following the 4th anniversary of the Effective Date. Therefore, for illustrative purposes, if the Effective Date is December 1, 2016 and during the next 4 years (i.e. until December 1, 2020), Licensor pays [***] to Licensee in royalties, then a lump sum payment of [***] will be due and payable by Licensor to Licensee on January 1st 2021.

(e)

The Licensor shall keep for a minimum of four (4) years from the date of their origin, full, complete and accurate books and records pertaining to the sale of [***] Product for [***] that are subject to the royalty payment as set forth above and covering all transactions against which royalties are paid or are derived, the whole in sufficient detail to permit the Licensee or its representatives to confirm the applicable payments under such net sales. This Section 3 shall survive termination or expiration of the License Agreement.

(f)

Licensee has already made milestone payments to Licensor totaling [***], of which a total of [***] was withheld and paid to the tax authority of Taiwan as withholding tax.  Because of the mutual termination of Licensor’s grant pursuant to Section 2 of this Amendment No. 1, Licensor may be entitled to apply with the Taiwanese tax authority for a refund of the [***] withholding, and Licensee shall use reasonable commercial efforts to assist Licensor for the refund of the withholding tax.

4Amendments to the License Agreement. As a result of the Grant Back of Rights to the Licensor, the Parties agree to amend the License Agreement as follows:

(a)

The following Sections are repealed in their entirety: 1.1.11 (Development Plan Definition), 1.1.32 (Optional Plasma Proteins), 1.1.33 (Optional Product), 1.1.48 (Substitute Product Definition), 2.1(iii), 2.1 (c), 2.1 (d) (Licensor’s grant), 2.3 (Licensee’s Option), 6.1 (Payments), 6.5

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

(Substitution of Product), 8.1 (b) (Financial Records), 8.2 (Inspection Right), 14.3 (Survival of Certain Rights and Obligations);

(b)	Section 1.1.36 (Definition of Plasma Proteins) of the License Agreement is hereby repealed in its entirety and replaced by the following:

“Plasma Proteins” means, collectively [~~***] and~~ any ~~other~~ human plasma proteins or complexes of protein other than [***]; “Plasma Protein” means any of them;”

(c)	Section 2.1(a)(iii) of the License Agreement is hereby repealed in its entirety and replaced by the following:

“(iii) subject to otherwise expressly provided in the Contract Manufacturing Agreement which may be entered into between Licensee and Licensor (e.g. Licensor allowing Licensee to manufacture [***] product exclusively for the Licensor), nothing under this Agreement shall be construed or interpreted as granting or authorizing the Licensee under the Licensor’s Intellectual Property to use the PPPS Backbone and/or a Downstream Process to offer for sale, sell, distribute or otherwise develop or commercially exploit products, including the Plasma Proteins, ~~other than the [***] Product or Substitute Product~~ outside of the Territory.

(d)	Section 6.2 (a) of the License Agreement is hereby repealed in its entirety and replaced by the following:

“As ~~partial~~ consideration for the rights granted hereunder,  the Licensee shall during the Term, pay to the Licensor a royalty in an amount equal to [***] percent [***]% of the aggregate Net Sales of Plasma-Derived Products ~~(excluding [***] Product)~~ in the Territory (the “Royalty Payments)”

(e)	Section 6.3 (b) of the License Agreement is hereby repealed in its entirety and replaced by the following:

“(b)The Licensee shall furnish the Licensor along with each Royalty Payment a written royalty statement in order to establish the accuracy of its determination of amounts payable (each a “Royalty Statement”).  For greater certainty, each Royalty Statement shall include a description and the quantity of the Plasma-Derived Products sold or otherwise disposed of,

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

and a reasonably detailed calculation of the Royalty Payments made during the calendar quarter in questions.  ~~The requirements of Royalty Statement set forth above shall apply mutatis mutandis to [***] as provided in Section 6.2 above~~.”

(f)	Sections 11.1 and 11.2 of the License Agreement are hereby amended to replace the words “[***] Product” by “Plasma-Derived Products”.

(g)	Section 13.1 of the License Agreement is hereby repealed in its entirety and replaced by the following:

“The term of this Agreement (“Term”) shall commence on the Effective Date, and, unless terminated earlier in accordance with other provisions of this Agreement, will expire upon the latest to occur of (a) the last Patent to expire in the Territory, (b) thirty (30) years from the Effective Date and (c) the date on which Licensee is no longer commercializing ~~a [***] Product or Substitute~~ any Plasma-Derived Products (the “Expiry Date”).

(h)	Section 13.2 of the License Agreement is hereby repealed in its entirety and replaced by the following:

“Notwithstanding the provisions of section 13.2, this Agreement may be terminated in whole or in part by Licensor upon providing to Licensee at least one (1) month prior written notice, in the event Licensee fails to pay the Payments specified in Section 6.2 ~~6.1~~ above within the prescribed period.”

(i)	Section 16.2 of the License Agreement is hereby repealed in its entirety and repealed with the following:

“This Agreement shall be governed by, and construed in accordance with, the laws of England ~~the State of Maryland~~. Any controversy arising under or in relation to this Agreement and not resolved pursuant to the process contemplated by Section 16.1 ~~15.1~~ above shall be referred to and finally resolved by  arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement. The number of arbitrators shall be three (3).  Each Party shall nominate one arbitrator, and such arbitrators shall jointly nominate the third arbitrator.  If the two (2) arbitrators are unable to agree on the third arbitrator, the International

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

Chamber of Commerce shall appoint the third arbitrator. The arbitration shall take place in London, England. The language to be used in the arbitral proceedings shall be English. Each Party shall bear its own costs associated with the arbitration of any dispute (including without limitation, legal fees, fees and expenses of advisors and experts). The Parties agree that the Party whose position is not supported by the arbitration ruling shall bear the arbitrators’ fees and expenses and the International Chamber of Commerce’s administrative costs.   Nothing in this Section shall prevent either Party from seeking a pre-award attachment of assets or preliminary relief to enforce confidentiality obligations or intellectual property rights, in a court of competent jurisdiction prior to an award on the merits by the arbitration panel. ~~be brought to a court of the jurisdiction of the defendant without reference to conflict of law provisions and the Parties agree to serve process in the jurisdiction of the defendant’s domicile~~

(j)	Section 16.6 (ii) of the License Agreement is hereby repealed in its entirety and replaced by the following:

“if to the Licensor or Licensor Party at:

ProMetic life sciences Inc.

440, boulevard Armand-Frappier

Suite 300

Laval, Québec

H7V 4B4

Fax:  (450) 781-4477

Attention:  President

With a copy to: Legal Department at the above-mentioned address”

5.Release. Each Party hereby fully, entirely and irrevocably release and discharge the other Party from and against any and all claims, rights, breach, actions, omissions or obligations in connection with the License Agreement and all ancillary agreements arising prior to the Effective Date

6.Entire Agreement. Except as amended herein the License Agreement shall remain in full force and effect un-amended. The License Agreement and this

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

Amendment represents the entire understanding and constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, amendments and side letters, whether oral or in writing.

7.Counterparts. This Amendment may be executed in one or more counterparts by the Parties by signature of a person having authority to bind the Party, which may be by facsimile signature or electronic signature (including PDF signatures), each of which when executed and delivered, by facsimile transmission, by electronic mail or by mail delivery, will be an original and all of which will constitute but one and the same Amendment.

8.Governing Laws. This Amendment shall be governed and interpreted according to the law of England without giving effect to its choice or conflict of laws.

9.No Third Party Rights. Nothing in this Amendment, whether expressed or implied, is intended to confer nor shall confer upon any Person other than the Parties hereto  any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.

In witness whereof, the Parties have, by duly authorized persons, executed this Amendment as of the Effective Date mentioned above.

ProMetic Life Sciences Inc.Hematech Biotherapeutics Inc.

by its duly authorized representative,by its duly authorized representative,

as he so declaresas he so declares

/s/ Patrick Sartore                            /s/ Chi-Shean Chan

By:Patrick SartoreBy:

Title:Chief Legal Officer andTitle:

Corporate Secretary

PROMETIC BIOSCIENCES LTD

By: /s/ Patrick Sartore

Name: Patrick Sartore

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

Date: December 16, 2016

PROMETIC BIOTHERAPEUTICS, INC.

By: /s/ Patrick Sartore

Name: Patrick Sartore

Date: December 16, 2016

PROMETIC BIOTHERAPEUTICS LTD

By: /s/ Patrick Sartore

Name: Patrick Sartore

Date: December 16, 2016

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

EXHIBIT A

LICENSOR’S AFFILIATES

PROMETIC BIOSCIENCES LTD

PROMETIC BIOTHERAPEUTICS, INC.

PROMETIC BIOTHERAPEUTICS LTD

CONFIDENTIAL - AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT